Exhibit 10.8

FOURTH AMENDMENT TO OFFICE LEASE

This FOURTH AMENDMENT TO OFFICE LEASE (“Fourth Amendment”) is made as of June 4 , 2004, by and between CONNECTICUT GENERAL LIFE INSURANCE COMPANY, a Connecticut corporation, on behalf of its Separate Account R (“Landlord”), and CORUS PHARMA, INC., a Delaware corporation (“Tenant”). Landlord and Tenant hereinafter may be referred to each as a “Party” and collectively as the “Parties.”

RECITALS

A. Landlord is the landlord and Tenant is the tenant under that certain Office Lease dated April 6, 2001 (“Initial Lease”), as modified by the First Amendment to Office Lease dated February 6, 2002 (“First Amendment”) and by the Second Amendment to Office Lease dated September 23, 2002 (“Second Amendment”), and by the Third Amendment to Office Lease dated July 7, 2003 (“Third Amendment”). The Initial Lease, First Amendment, Second Amendment and Third Amendment are referred to collectively herein as the “Amended Lease.” Pursuant to the Amended Lease, Tenant leases Suites 300 and 800 (collectively, the “Suites 300/800” or the “Premises”) in Market Place Tower, 2025 First Avenue, Seattle, Washington 98121 (“Project”). The legal description of the Project is attached hereto as Exhibit A. As used herein, the “Lease” means the Amended Lease as amended by this Fourth Amendment.

B. The Parties desire to further amend the Amended Lease to extend the term of such Amended Lease, to expand the Premises to include an agreed 4,743 rentable square feet consisting of Suite Penthouse A (“Suite PH-A”), to further expand the Premises to include an agreed 9,292 rentable square feet consisting of Suite Penthouse B (“Suite PH-B”), to revise the area calculations to reflect a new measurement of the building and the addition of the Suite PH-A and Suite PH-B and to make such other amendments as the parties deem necessary or advisable, all as more fully set forth herein. As used herein, “Fourth Amendment Expansion Space” means, collectively, Suite PH-A and Suite PH-B. A sketch of the Fourth Amendment Expansion Space is attached hereto as Exhibit B.

C. Except as otherwise specifically defined herein, all capitalized terms shall have the meanings assigned in the Amended Lease.

AGREEMENT

In furtherance of the Recitals set forth above, and in consideration of the mutual promises and covenants set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties acknowledge and agree to the following:

1. ADDITION OF SUITE PH-A. Suite PH-A shall be added to the Premises, and the Amended Lease shall be deemed amended to accomplish such addition, on November 1, 2004 or such earlier or later date Landlord delivers possession of Suite PH-A to Tenant (the “Suite PH-A Addition Date”). Tenant agrees that if Landlord is unable to deliver possession of Suite PH-A to Tenant on November 1, 2004, this Fourth Amendment shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom, nor shall the expiration date of the Term with respect to the Premises be in any way extended, but in such event Tenant shall not be liable for any Base Monthly Rent or Additional Rent for Suite PH-A until Landlord tenders possession of Suite PH-A to Tenant. Notwithstanding the foregoing, Landlord agrees to use commercially reasonable efforts to deliver possession of Suite PH-A to Tenant on November 1, 2004 or as soon thereafter as possible which efforts will include, if necessary, the commencement and diligent pursuit of an action to evict any holdover tenants from that space.

2. ADDITION OF SUITE PH-B. Suite PH-B shall be added to the Premises, and the Amended Lease shall be deemed amended to accomplish such addition, on January 1, 2006 or such date Landlord delivers possession of Suite PH-B to Tenant (the “Suite PH-B Addition Date”). Tenant agrees that if Landlord is unable to deliver possession of Suite PH-B to Tenant on January 1, 2006, this Fourth Amendment shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom, nor shall the expiration date of the Term with respect to the Premises or Suite PH-A be in any way extended, but in such event Tenant shall not be liable for any Base Monthly Rent or additional rent for Suite PH-B until Landlord tenders possession of Suite PH-B to Tenant. Notwithstanding the foregoing, Landlord agrees to use commercially reasonable efforts to deliver possession of Suite PH-B to Tenant on January 1, 2006 or as soon thereafter as possible which efforts will include, if necessary, the commencement and diligent pursuit of an action to evict any holdover tenants from that space.

3. LEASE EXTENSION. Notwithstanding anything to the contrary contained in the Amended Lease, the expiration date of the Amended Lease is hereby extended to expire on August 7, 2010 and all references to the Expiration Date in the Lease shall be deemed to refer to August 7, 2010.

4. CALCULATION OF TENANT’S PERCENTAGE OF OPERATING EXPENSES.

Notwithstanding anything to the contrary contained in the Amended Lease, the Amended Lease shall be deemed amended as follows:

A. From the date this Fourth Amendment is mutually executed by the Parties (the “Fourth Amendment Effective Date”) until the Suite PH-A Addition Date, the Premises Area shall be an agreed 29,330 rentable square feet (consisting of an agreed 16,835 for Suite 300 and an agreed 12,495 for

Suite 800), the Project Area shall be an agreed 194,687 rentable square feet. Operating Expenses with respect to the entire Premises Area will be calculated using a Base Year of 2004 and Tenant’s Percentage will be 15.06% (29,330 ÷ 194,687 = .1506).

B. On the Suite PH-A Addition Date, the Premises Area shall be increased to an agreed 34,073 rentable square feet (consisting of an agreed 29,330 for Suites 300/800 and an agreed 4,743 rentable square feet for Suite PH-A). For the period from the Suite PH-A Addition Date to August 7, 2005, Tenant’s Percentage and the Base Year for Operating Expenses under the Lease shall be computed separately for Suites 300/800 and Suite PH-A. For Suites 300/800, Tenant’s Percentage shall be 15.06% and the Base Year shall be 2004. For Suite PH-A, Tenant’s Percentage shall be 2.44% and the Base Year shall be 2005. During such period, the Tenant’s Percentage of Operating Expenses due under the Lease shall be the sum of Tenant’s Percentage of Operating Expenses for Suites 300/800 and for Suite PH-A.

C. On August 8, 2005, the Premises Area for Suite 800 shall be adjusted to 12,563 (an increase of 68 rentable square feet to reflect a new measurement of the building that occurred after the Initial Lease was executed) and the Base Year for Suites 300/800 shall be changed to 2005. On such date, the Premises Area for the Lease shall be increased to an agreed 34,141 rentable square feet (consisting of an agreed 29,398 for Suites 300/800 and an agreed 4,743 rentable square feet for Suite PH-A). For the period from August 8, 2005 until the Suite PH-B Addition Date, the Operating Expenses with respect to the entire Premises Area will be calculated using a Base Year of 2005 and Tenant’s Percentage of Operating Expenses shall be 17.54% (34,141 ÷ 194,687 = .1754).

D. On the Suite PH-B Addition Date, the entire Premises Area shall be increased to an agreed 43,433 rentable square feet (consisting of an agreed 29,398 for Suites 300/800, and an agreed 4,743 rentable square feet for Suite PH-A and an agreed 9,292 rentable square feet for Suite PH-B). From and after the Suite PH-B Addition Date, the Operating Expenses with respect to the entire Premises Area will be calculated using a Base Year of 2005 and Tenant’s Percentage of Operating Expenses shall be 22.31% (43,433 ÷ 194,687 = .22.31).

5. BASE MONTHLY RENT. As used herein, “Suite PH-A Rent Commencement Date” shall mean the earlier to occur of (i) sixty (60) days following the Suite PH-A Addition Date, or (ii) the date Tenant first conducts business from Suite PH-A and the term “Suite PH-B Rent Commencement Date” shall mean the earlier to occur of (i) sixty (60) days following the Suite PH-B Addition Date, or (ii) the date Tenant first conducts business from Suite PH-B.

Notwithstanding anything to the contrary contained in the Amended Lease, commencing on the Fourth Amendment Effective Date, Base Monthly Rent under the Lease shall be as follows:

Time Period	Rent-able Square Footage used to Calculate Base Monthly Rent	Base Monthly Rent
Fourth Amendment Effective Date through the day immediately preceding the Suite PH-A Rent Commencement Date	29,330	$58,977.92
Suite PH-A Rent Commencement Date through August 7, 2005	34,073	$68,859.17
August 8, 2005 through the day immediately preceding the Suite PH-B Rent Commencement Date	34,141	$71,127.08
Suite PH-B Rent Commencement Date through August 7, 2006	43,433	$90,485.42
August 8, 2006 through August 7, 2007	43,433	$92,295.13
August 8, 2007 through August 7, 2008	43,433	$94,104.83
August 8, 2008 through August 7, 2009	43,433	$95,914.54
August 8, 2009 through August 7, 2010	43,433	$97,724.25

6. LETTER OF CREDIT. Notwithstanding anything to the contrary contained in the Amended Lease, as of the Fourth Amendment Effective Date, the amount of the Letter of Credit required under Section 7 of the Initial Lease shall be increased to $200,000. Simultaneously with execution of this Fourth Amendment, Tenant shall deliver to Landlord an amended Letter of Credit in the amount of $200,000 which satisfies all other terms and conditions set forth in Section 7 of the Initial Lease and Landlord.

7. TENANT IMPROVEMENT WORK. Landlord hereby grants Tenant a Tenant Improvement Allowance (the “Fourth Amendment Tenant Improvement Allowance”) of Five Hundred Thousand Dollars ($500,000). Except as set forth in the Work Letter Agreement attached hereto as Exhibit C, Tenant accepts the condition of the Fourth Amendment Expansion Space and Suites 300/800 in their current condition and Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the same or any part thereof.

8. RIGHT OF FIRST OPPORTUNITY FOR EXPANSION SPACE. Landlord hereby grants to Tenant the right of first opportunity (the “Right of First Opportunity”) to lease additional space on the eighth or the ninth floor of the Building and the Mezzanine level storage space (the “Storage Space”) currently leased to Stratos Product Development, LLC and consisting of an agreed 2,600 rentable square feet (collectively. the “Expansion Space”) pursuant to the terms and conditions of this Section 8. This Right of First Opportunity is a one time right exercisable only once for each space on the eighth or ninth floor or the Storage Space that may become available during the Term of the Lease. The Right of First Opportunity for each space is subordinate to any other pre-existing tenant’s expansion rights as of the Fourth Amendment Effective Date and the ability of an existing tenant to renew their lease whether or not pursuant to an option. Except as provided above, at such time as Landlord intends to offer all or part of any Expansion Space to a third party, Landlord shall so notify the Tenant. Landlord’s notice shall include the terms (rate, term, square footage, etc.) on which Landlord intends to offer the Expansion Space or part thereof (the “Offered Space”) to the third party. If Landlord is offering a portion of the Expansion Space in conjunction with other, adjacent space, Landlord may designate the entirety of such offered space as the Offered Space. Tenant shall have ten (10) business days from receipt of such notice to notify Landlord that Tenant agrees to enter into a lease for the Offered Space on the terms stated in Landlord’s notice or to enter into a lease for the Offered Space on such other terms as may be mutually agreeable to Landlord and Tenant. If Tenant rejects such terms or otherwise fails to accept the offer within the 10-day period, Landlord may lease the Offered Space to the third party on such terms and conditions as Landlord deems fit (including modifications to such offer) and all rights of Tenant under this Section 8 shall terminate and be of no further force or effect as to the Offered Space provided, however, if for any reason Landlord does not enter into a Lease for the Offered Space with such third party, then Tenant’s Right of First Opportunity for that particular Offered Space shall be renewed and exercisable pursuant to the procedures set forth in this Section 8. Tenant’s Right of First Opportunity shall be exercisable by Tenant only if Tenant is in possession of Suites 300/800, Suite PH-A (if the Suite PH-A Addition Date has occurred), Suite PH-B (if the Suite PH-B Addition Date has occurred), and any Offered Space Tenant has previously agreed to lease pursuant to this paragraph, Tenant is not then in default beyond any applicable cure period nor has ever been in default under the Lease beyond any applicable cure period more than two (2) times in any twelve (12) month period, and Tenant satisfies, at the time Tenant exercises such Right of First Opportunity, Landlord’s then existing standards of creditworthiness and use as applied by Landlord to tenants in the Project with consideration given to the amount of space in the Building then leased to Tenant and the additional risk to Landlord inherent in increasing the percentage of space in the Building leased to a single tenant.

9. OPTION TO EXTEND. Tenant is granted the right to extend the term of the Lease beyond August 7, 2010 for one (1) period of sixty (60) months (the “Extended Term”). Such right is subject to Landlord’s approval of Tenant’s financial condition and all terms and conditions set forth in Section 3.b and 3.c of the Initial Lease including without limitation the requirement to exercise such option by providing written notice to Landlord no later than twelve (12) months prior to the termination of the Lease term (as redefined in Section 3 above) and Tenant’s satisfaction of Landlord’s then-existing standards of creditworthiness and use. Landlord shall review Tenant’s financial condition and Tenant’s satisfaction of Landlord’s then existing standards of creditworthiness and use based on such criteria as are applied to tenants in the Project with consideration given to the amount of space in the Building then leased to Tenant and the additional risk to Landlord inherent in leasing that amount of space to a single tenant. Tenant’s right to extend the Lease for the Extended Term is personal to Tenant and may not be exercised by any subtenant or assignee of Tenant. From and after the commencement of the Extended Term, all of the terms, covenants, and conditions of the Lease shall continue in full force and effect as written, except that (i) Section 7 of this Fourth Amendment and the attached Work Letter Agreement shall not apply, and (ii) Base Monthly Rent for Suites 300/800 and the Fourth Amendment Expansion Space for the Extended Term shall be at Fair Market Rent determined in accordance with Section 3.c of the Initial Lease based on the floor on which such suites are located (provided the Base Monthly Rent for the Premises as a whole shall be due and paid in one lump sum each month) provided, however, that in no event shall the new Base Monthly Rent be less than that paid in the last year of the Lease term (as redefined in Section 3 above).

10. PARKING. Under the Amended Lease, the Tenant has the right to purchase a total of thirty (30) unreserved parking passes in the building garage. Notwithstanding anything contained in Section 1(o) of the Amended Lease to the contrary, effective on the Suite PH-A Rent Commencement Date, Tenant shall have the right to purchase an additional five (5) unreserved parking passes in the building garage and, on the Suite PH-B Rent Commencement Date, Tenant shall have the right to purchase an additional nine (9) unreserved parking passes in the building garage, all at the designated parking rate, which is currently $200 per month, including Washington State sales tax. This rate is subject to change over the Term of the Lease.

11. BROKER. Landlord shall pay a leasing commission in connection with this Fourth Amendment to Tenant’s agent, GVA Kidder Mathews, pursuant to a separate letter agreement between Landlord and GVA Kidder Mathews. Except as set forth in that separate letter agreement, neither party shall have any obligation to pay any compensation to any real estate broker or other third person engaged by the other Party to render services in connection with this Fourth Amendment.

12. ENTIRE AGREEMENT. This Fourth Amendment and the Amended Lease constitute the entire agreement between Landlord and Tenant with respect to the subject matter of this Fourth Amendment. If the event of any conflicts between this Fourth Amendment and the Amended Lease, the terms, conditions and other provisions of this Fourth Amendment shall control.

13. FULL FORCE AND EFFECT. Except as specifically set forth herein, the Amended Lease is and remains in full force and effect and binding on the Parties.

Exhibits

Exhibit A - Legal Description

Exhibit B – Sketch of Fourth Amendment Expansion Space

Exhibit B - Work Letter Agreement

IN WITNESS WHEREOF, this Fourth Amendment is executed as of the date first above written.

LANDLORD:		TENANT:

CONNECTICUT GENERAL LIFE INSURANCE COMPANY, a Connecticut Corporation, on behalf of its Separate Account R		CORUS PHARMA, INC., a Delaware corporation

Prudential Investment Management, Inc.,		By:	/s/ Alan Bruce Montgomery
its agent		Title:	CEO
		Date:	9/27/04

By:	/s/ Patrick A. Coffey
Patrick A. Coffey, Its Vice President

Date:	6-7-04

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)

I certify that I know or have satisfactory evidence that A. Bruce Montgomery signed this instrument, on oath stated that (he) was authorized to execute the instrument and acknowledged it in (his) capacity as CEO of CORUS PHARMA, INC. to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

GIVEN under my hand and official seal this 27th day of May, 2004.

[Stamp of Notary]	/s/ Barbara J. Dalton
NOTARY PUBLIC in and for the State of Washington, residing at 2025 1st Ave #800, Seattle, WA 98121 My commission expires: 9/24/2006 [Type or Print Notary Name] Barbara J. Dalton

EXHIBIT A

Legal Description

Parcel A of City of Seattle Lot Line Adjustment No. 8604762 as recorded under King County Record No. 8612240354, being a portion of Lots 2, 3, 6 and 7 in Block 38 and vacated alley adjoining, in addition to the Town of Seattle, as laid out by A. A. Denny (COMMONLY KNOWN AS A. A. Denny’s 6th Addition to the City of Seattle), as per plat recorded in Volume 1 of Plats, Page 99, records of King County, Washington.

TOGETHER WITH those rights and easements granted by easement agreement dated February 6, 1987, recorded under Recording No. 8703131011;

EXCEPTING THEREFROM Market Place Tower a Condominium intended for residential use according to the Condominium Plan and Survey Map delineating said condominium recorded in Volume 84 of condominiums, pages 72-90, under King County, Washington.

Situated in the City of Seattle, County of King, State of Washington.

EXHIBIT B

Sketch of Fourth Amendment Expansion Space

EXHIBIT C

WORK LETTER AGREEMENT

This Work Letter Agreement, is entered into as of the              day of                     , 2004, by and between CONNECTICUT GENERAL LIFE INSURANCE COMPANY, a Connecticut corporation, on behalf of its Separate Account R (“Landlord”), and CORUS PHARMA, INC., a Delaware corporation (“Tenant”).

RECITALS:

A. Concurrently with the execution of this Work Letter Agreement, Landlord and Tenant have entered into a Fourth Amendment to Lease (the “Fourth Amendment”) covering certain Premises (the “Fourth Amendment Expansion Premises”) more particularly described in that Fourth Amendment. All capitalized terms used but not otherwise defined herein have the meanings given in that Fourth Amendment.

B. In order to induce Tenant to enter into the Fourth Amendment (which is hereby incorporated by reference to the extent that the provisions of this Work Letter Agreement may apply thereto) and in consideration of the mutual covenants hereinafter contained, Landlord and Tenant hereby agree as follows:

1. COMPLETION SCHEDULE.

Within ten (10) days after the execution of the Fourth Amendment, Landlord shall deliver to Tenant, for Tenant’s review and approval, a schedule (the “Work Schedule”) setting forth a timetable for the planning and completion of the installation of the Tenant Improvements to be constructed in the Premises. The Work Schedule shall set forth each of the various items of work to be done by or approval to be given by Landlord and Tenant in connection with the completion of the Tenant Improvements. Such Work Schedule shall be submitted to Tenant for its approval and, upon approval by both Landlord and Tenant, such Work Schedule shall become the basis for completing the Tenant Improvement work. If Tenant shall fail to approve the Work Schedule, as it may be modified after discussions between Landlord and Tenant, within five (5) working days after the date such Schedule is first received by Tenant, Landlord may, at its option, terminate the Fourth Amendment and all of its obligations thereunder.

2. TENANT IMPROVEMENTS.

Reference herein to “Tenant Improvements” shall include all work to be done in the Fourth Amendment Expansion Space pursuant to the Tenant Improvement Plans described in Section 3 below, including, but not limited to, partitioning, doors, ceilings, floor coverings, wall finishes (including paint and wallcovering), electrical (including lighting, switching, telephones, outlets, etc.), plumbing, heating, ventilating and air conditioning, fire protection, cabinets and other millwork.

3. TENANT IMPROVEMENT PLANS.

Tenant’s architect shall prepare final working drawings and specifications for the Tenant Improvements. Such final working drawings and specifications may be referred to herein as the “Tenant Improvement Plans.” The Tenant Improvement Plans must be consistent with Landlord’s standard specifications (the “Standards”) for tenant improvements for the Building, as the same may be changed from time to time by Landlord. Landlord is not obligated and shall not be required to make any improvements or alterations to the Fourth Amendment Expansion Space except those funded through the Tenant Allowance (defined in Section 7 below).

4. NON-STANDARD TENANT IMPROVEMENTS.

Landlord shall permit Tenant to deviate from the Standards for the Tenant Improvements; provided that (a) the deviations shall not be of a lesser quality than the Standards; (b) the total lighting for the Premises shall not exceed 1.65 watts per rentable square foot; (c) the deviations conform to applicable governmental regulations and necessary governmental permits and approvals have been secured; (d) the deviations do not require building service beyond the level normally provided to other tenants in the Building and do not overload the floors; and (e) Landlord has determined in its sole discretion that the deviations are of a nature and quality that are consistent with the overall objectives of the Landlord for the Building.

5. FINAL PRICING AND DRAWING SCHEDULE.

After the preparation of the space plan and after Landlord and Tenant’s written approval thereof, in accordance with the Work Schedule, Tenant shall cause its architect to prepare and submit to Landlord the final working drawings and specifications referred to in Section 3 hereof. Such working drawings shall be approved by Landlord and Tenant in accordance with the Work Schedule and shall thereafter be submitted to the appropriate governmental body by Tenant’s architect for plan checking and the issuance of a building permit. Tenant, with Landlord’s approval, shall cause to be made any changes in the plans and specifications necessary to obtain the building permit. Concurrent with the plan checking, Landlord shall have prepared a final pricing for Tenant’s approval, in accordance with the Work Schedule, taking into account any modifications which may be required to reflect changes in the plans and specifications required by the City or County in which the Premises are located. After final approval of the working drawings, no further changes to the Tenant Improvement Plans may be made without the prior written approval from both Landlord and Tenant. Tenant shall pay any costs resulting from the design and/or construction of such changes. Tenant hereby acknowledges that any such changes shall be subject to the terms of Section 7 hereof.

6. CONSTRUCTION OF TENANT IMPROVEMENTS.

After the Tenant Improvement Plans have been prepared and approved and a building permit for the Tenant Improvements has been issued, Landlord shall enter into a construction contract with its contractor for the installation of the Tenant Improvements in accordance with the Tenant Improvement Plans. Prior to entering into such contract, Tenant and Landlord shall agree on the contractor to install the Tenant Improvements provided, however, such contractor shall be on Landlord’s list of pre-approved contractors for the Building. Landlord shall supervise the completion of such work and shall use its best efforts to secure substantial completion of the work in accordance with the Work Schedule. Tenant shall pay Landlord a construction supervision fee equal to 3.5% of the cost of all Tenant Improvements. The cost of the work (including Landlord’s construction supervision fee) shall be paid as provided in Section 7 hereof. Landlord shall not be liable for any direct or indirect damages as a result of delays in construction beyond Landlord’s reasonable control, including, but not limited to, acts of God, inability to secure governmental approvals or permits, governmental restrictions, strikes, availability of materials or labor or delays by Tenant (or its architect or anyone performing services on behalf of Tenant).

7. PAYMENT OF COST OF THE TENANT IMPROVEMENTS.

a. Landlord hereby grants to Tenant a “Tenant Allowance” of Five Hundred Thousand and 00/100 Dollars ($500,000). Such Tenant Allowance shall be used only for:

(1) Payment of the cost of preparing the space plan and the final working drawings and specifications, including mechanical, electrical, plumbing and structural drawings and of all other aspects of the Tenant Improvement Plans. The Tenant Allowance will not be used for the payment of extraordinary design work not included within the scope of Landlord’s Standards for tenant improvements for the Building or for payments to any other consultants, designers or architects other than Tenant’s architect and/or space planner.

(2) The payment of plan check, permit and license fees relating to construction of the Tenant Improvements.

(3) Construction of the Tenant Improvements, including, without limitation, the following (to the extent not already included in the Premises):

(a) Installation within the Fourth Amendment Expansion Space of all partitioning, doors, floor coverings, ceilings, wall coverings and painting, millwork and similar items.

(b) All electrical wiring, lighting fixtures, outlets and switches, and other electrical work to be installed within the Fourth Amendment Expansion Space.

(c) The furnishing and installation of all duct work, terminal boxes, diffusers and accessories required for the completion of the heating, ventilation and air conditioning systems within the Fourth Amendment Expansion Space, including the cost of meter and key control for after-hour air conditioning.

(d) Any additional Tenant requirements for the Fourth Amendment Expansion Space including, but not limited to, odor control, special heating, ventilation and air conditioning, noise or vibration control or other special systems.

(e) All fire and life safety control systems such as fire walls, sprinklers, halon, fire alarms, including piping, wiring and accessories to be installed within the Fourth Amendment Expansion Space.

(f) All plumbing, fixtures, pipes and accessories to be installed within the Fourth Amendment Expansion Space.

(g) Testing and inspection costs.

(h) Contractor’s fees, including but not limited to any fees based on general conditions.

(i) All applicable Washington State sales tax.

(j) Construction management fee for Landlord’s construction supervision in the amount of 3.5% of the cost of all Tenant Improvements.

b. The cost of each item shall be charged against the Tenant Allowance. In the event that the cost of installing the Tenant Improvements, as established by Landlord’s final pricing schedule, shall exceed the Tenant Allowance, or if any of the Tenant Improvements are not to be paid out of the Tenant Allowance as provided in Section 7.a above, the excess shall be paid by Tenant to Landlord prior to the commencement of construction of the Tenant Improvements.

c. In the event that, after the Tenant Improvement Plans have been prepared and a price therefore established by Landlord, Tenant shall require any changes or substitutions to the Tenant Improvement Plans, any additional costs thereof shall be paid from the Tenant Allowance provided the amount of the Tenant Allowance is sufficient to pay the total cost of such Tenant Improvements (including without limitation all additional costs resulting from changes or substitutions to Tenant Improvement Plans), the cost of all Tenant Improvements previously constructed pursuant to this Work Letter Agreement and the cost of the Suite 300/800 improvements described in Section 7.f. below. If the Tenant Allowance is not sufficient at any time to pay all amounts described in the immediately preceding sentence, then any excess costs over the Tenant Allowance shall be paid by Tenant to Landlord prior to the commencement of such work. Landlord shall have the right to decline Tenant’s request for a change to the Tenant Improvement Plans if such changes are inconsistent with Sections 3 and 4 above, or if the change would, in Landlord’s opinion, unreasonably delay construction of the Tenant Improvements.

d. In the event that the cost of the Tenant Improvements increases as set forth in Landlord’s final pricing due to the requirements of any governmental agency, Tenant shall pay Landlord the amount of such increase within five (5) days of Landlord’s written notice; provided, however, that Landlord shall first apply toward such increase any remaining balance in the Tenant Allowance.

e. Except as otherwise provided in Section 7.f. below, the Tenant Allowance shall be available for use between the Suite PH-A Addition Date and December 31, 2006. Any portion of the Tenant Allowance remaining unused as of December 31, 2006 shall not be refunded to Tenant or available to Tenant as a credit against any obligations of Tenant under the Lease.

f. Notwithstanding anything contained in this Work Letter Agreement to the contrary, commencing on the Fourth Amendment Effective Date, Landlord shall make available for Tenant’s use a portion of the Tenant Allowance not to exceed $150,000 to complete certain improvements to Suites 300/800. Such funds shall be available for use by Tenant only for work or other items specifically approved by Landlord for Suites 300/800 and otherwise described in Section 7.a. Nothing in this paragraph shall require or obligate Landlord to make any improvements or alterations to Suites 300/800 or to increase the $500,000 Tenant Allowance granted to Tenant hereunder. If Tenant does not use the entire $150,000 amount for Suites 300/800, then any unused portion of such amount may be used for Tenant Improvements to the Fourth Amendment Expansion Premises in accordance with the terms and conditions of this Work Letter Agreement.

IN WITNESS WHEREOF, this Work Letter Agreement is executed as of the date first above written.

LANDLORD:		TENANT:

CONNECTICUT GENERAL LIFE INSURANCE COMPANY, a Connecticut Corporation, on behalf of its Separate Account R		CORUS PHARMA, INC., a Delaware corporation

Prudential Investment Management, Inc.,		By:	Alan B. Montgomery
its agent		Title:	CEO

		Date:	5/27/04

By:	/s/ Patrick A. Coffey
Patrick A. Coffey, its Vice President Date: 6-4-04